Senesco Opens New Clinical Trial Site at

Seattle Cancer Care Alliance and is Treating the First West Coast Patient

BRIDGEWATER, N.J. (October 23, 2013) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTC QB: SNTID) reported the treatment of the first patient at the Company’s newly opened clinical-trial site at Seattle Cancer Care Alliance (SCCA). This patient is part of Senesco’s Phase 1b/2a clinical study of its therapeutic drug candidate, SNS01-T, targeting B-cell cancers.

“We are excited to add SCCA as a clinical site,” stated Leslie J. Browne, Ph.D., President and Chief Executive Officer of Senesco. “It is our first site on the west coast and we anticipate its urban location will help attract patients who meet our patient enrollment needs.”

SCCA is a cancer treatment center that unites physician scientists from Fred Hutchinson Cancer Research Center, UW Medicine and Seattle Children’s. The organization strives to provide outstanding care to cancer patients and to further improve survival rates. By bringing together the cancer-related patient-care services of the three institutions, SCCA builds on existing strengths, allows easier interactions among the cancer experts in each organization and provides improved access to resources.

“We are very pleased to have added another patient to group 3 of the SNS01-T study,” stated Alice S. Bexon, M.D., Vice President of Clinical Development. “At the current dose level of 0.2 mg/kg, which is in the range where an effect was seen in preclinical cancer models, we are looking for a stronger effect than was seen at lower doses in groups 1 and 2.”

The study is an open-label, multiple-dose, dose-escalation study, which is evaluating the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma, mantle cell (MCL) or diffuse large B-cell lymphoma (DLBCL) patients. While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein in multiple myeloma and CT imaging in MCL and DLBCL.

About Senesco Technologies, Inc.

Senesco Technologies is a clinical-stage biotech company specializing in cancer therapeutics. Its proprietary gene regulation technology has demonstrated the ability to eliminate cancerous cells and protect healthy cells from premature death. The Company is currently in a phase 1b/2a trial with a product that treats B-cell cancers, which include multiple myeloma, chronic lymphocytic leukemia, and non-Hodgkin’s B-cell lymphomas. The technology was developed over the last 15 years through the discovery that the genetic pathway for cell growth control is common to both plants and humans.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ and the Seattle Cancer Care Alliance in Seattle, WA. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Dave Gentry

RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 104

Email: info@redchip.com

Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393
info@senesco.com